Exhibit 10.1

Without Prejudice and Subject to Contract

COMPROMISE AGREEMENT

between

WILLIS LIMITED

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

and

GRAHAME JOHN MILLWATER

Weil, Gotshal & Manges

110 Fetter Lane   London   EC4A 1AY
Tel: +44 (0) 20 7903 1000   Fax: +44 (0) 20 7903 0990

www.weil.com

TABLE OF CONTENTS

		Page
1	INTERPRETATION	1
2	TERMINATION AND ARRANGEMENTS PRIOR TO TERMINATION	2
3	OBLIGATIONS OF THE COMPANY AND THE PARENT COMPANY	4
4	TAX	5
5	EMPLOYEE’S FURTHER OBLIGATIONS	5
6	WAIVER OF CLAIMS	7
7	CONFIDENTIALITY AND ANNOUNCEMENTS	9
8	SUBJECT TO CONTRACT AND WITHOUT PREJUDICE	10
9	ENTIRE AGREEMENT AND PREVIOUS CONTRACTS	10
10	VARIATION	10
11	COUNTERPARTS	10
12	THIRD PARTY RIGHTS	10
13	GOVERNING LAW AND JURISDICTION	10

i

THIS AGREEMENT is made on 21 December 2011 between the following parties:

(1)	WILLIS LIMITED incorporated and registered in England and Wales with registered number 00181116 whose registered office is at 51 Lime Street, London EC3M 7DQ (the “Company”);

(2)	WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY incorporated and registered in Ireland whose registered office is at Grand Mill Quay, Barrow Street, Dublin 4, Ireland (the “Parent Company”); and

(3)	GRAHAME JOHN MILLWATER of Sandilands, Sandwich Bay, Kent CT13 9PU (the “Employee”).

WHEREAS

(A)
The Employee has been employed by the Company since 9 September 1985, most recently as President, Willis Group Holdings plc and Chairman & CEO, Willis Global under a contract dated 13 March 2007 (the “Employment Contract”), a copy of which is attached at Schedule 3 to this Agreement.

(B)	The Employee’s employment with the Company will terminate on the Termination Date (as defined below).

(C)	The Employee is deemed, under this agreement, to have served notice from the date of this Agreement in accordance with the provisions of the Employment Contract.

(D)
The parties have entered into this Agreement to record and implement the terms on which they have agreed to settle any claims which the Employee has or may have in connection with his employment or its termination against the Company or any Group Company (as defined below) or any of their directors, officers and/or employees whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this Agreement, and including, in particular, any statutory complaints which the Employee has raised or raises in this Agreement.

(E)	The parties intend this Agreement to be an effective waiver of any such claims and to satisfy the conditions in relation to compromise agreements in the relevant legislation.

(F)
The Company enters into this Agreement for itself and as agent and trustee for all Group Companies and it is authorised to do so.  It is the parties’ intention that each Group Company and each of their directors, officers and/or employees should be able to enforce any rights it has under this Agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

AGREED TERMS

1	INTERPRETATION

1.1	The definitions in this clause apply in this Agreement.

“Adviser” means Ian Hunter of Bird & Bird LLP.

“Board” means the board of directors of the Company (including any committee of the board duly appointed by it).

“Confidential Information” means all information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, products, affairs and finances of the Company and/or any Group Company for the time being confidential to the Company and/or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company and/or any Group Company or any of their suppliers, clients, customers, agents, distributors, shareholders or management, whether or not such information (if in anything other than oral form) is marked confidential.

“Copies” means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

 “Group Company” means the Company, the Parent Company, any company of which the Company or the Parent Company is a Subsidiary (its holding company) and any Subsidiaries of the Company or the Parent Company or of any such holding company and “Group” shall be construed accordingly.

“HMRC” means Her Majesty’s Revenue & Customs and, where relevant, any predecessor body which carried out part of its functions.

“Pre-Contractual Statement” means any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the Employee’s employment under this Agreement other than as expressly set out in this Agreement or any documents referred to in it.

“Subsidiary” means in relation to a company (a holding company) a subsidiary as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee and any other company which is a subsidiary (as so defined) of a company which itself is a subsidiary of such a holding company.

“Termination Date” means 31 December 2012.

1.2	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	A reference to one gender includes a reference to the other gender.

1.5	The schedules to this Agreement form part of (and are incorporated into) this Agreement.

2	TERMINATION AND ARRANGEMENTS PRIOR TO TERMINATION

2.1
Subject to the other provisions of this Agreement, the Employee accepts and confirms that he has served notice in accordance with the Employment Agreement and that his employment with the Company (and any other Group Companies) shall terminate on the Termination Date.

2.2
Notwithstanding any provision of the Employment Contract, for any period between the date of this Agreement and the Termination Date (the “Notice Period”), the Company shall not be obliged to provide the Employee with work and the Company may, at its absolute discretion, take one or more of the following steps in respect of all or part of the Notice Period:

(a)	require that the Employee either attend or remain away from any place of business of any Group Company;

(b)
require that the Employee performs such duties for the Group and provide the Group with such information as the Company may, at its discretion, reasonably require and, during any period during which the Employee is required not to perform any duties for the Company or any other Group Company, the Employee shall be deemed to be taking any accrued but unused holiday entitlement;

(c)	require that the Employee shall not have access to the information technology systems of the Company or any Group Company; and/or

(d)
require that the Employee shall not contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company other than a member of the Board or the board of directors of the Parent Company save that nothing shall prevent the Employee contacting any of the forgoing in a purely social context or for the purpose of securing alternative employment after the Termination Date, provided, without prejudice to the Company’s rights set out above, that it is anticipated that the Employee shall be required to attend the premises of the Group and perform duties during the month of January 2012 but that he shall only be required to attend the premises of the Group and perform duties for the Group from time to time during the remainder of the Notice Period.

2.3
The Employee shall, with effect from the end of the day on 31 December 2011, resign from any directorship, office, trusteeship and/or other position that he holds in or on behalf of the Company and any other Group Company.  The Employee shall immediately do all such acts and things as the Company may require to effect his resignation from all such offices and any other offices to which he was appointed in connection with or by reason of his employment by the Company and the Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, executive or do any such instrument or thing and generally to use his name in order to give the Company (or its nominee) the full benefit of the provisions of this clause 2.3.  Having resigned as a director of the Company and (as applicable) any other Group Company, the Employee will not conduct himself in any way which is inconsistent with having surrendered his authority, whether in matters of the internal administration of any Group Company or externally and will not, from the end of the day on 31 December 2011, represent himself as being a director of any Group Company or, from the Termination Date, from being employed by or connected with any Group Company save in relation to the Consultancy Agreement (as defined in clause 2.4 below).

2.4
It is a requirement and condition of this Agreement that the Employee and the Company shall, on the date following the Termination Date or as soon as practicable after the Termination Date, execute an agreement (the “Consultancy Agreement”) in the form attached as Schedule 4 to this Agreement and the Employee shall comply in full with the provisions of the Consultancy Agreement.

2.5
It is a requirement and condition of this Agreement that, if requested to do so by the Company, the Employee, the Company and the Parent Company shall, on or as soon as practicable after the Termination Date, execute an agreement (the “Second Compromise

Agreement”) in the form attached as Schedule 5 to this Agreement together with the duly executed Adviser’s certificate set out in Schedule 2 to the Second Compromise Agreement.

3	OBLIGATIONS OF THE COMPANY AND THE PARENT COMPANY

3.1	The Company shall:

3.1.1	pay the Employee his base salary (including salary supplement) up to the Termination Date in the usual way; and

3.1.2	provide to the Employee his contractual benefits (other than any bonuses save as provided in this Agreement) in the usual way up to the Termination Date.

3.2
The Employee shall, up to the Termination Date, remain entitled to participate in such share option plans and restricted stock unit plans as he currently participates in subject to and in accordance with the rules of such plans and any relevant grant documentation (in each case as amended from time to time) it being acknowledged and agreed that no new grants or awards will be made to the Employee under any such plans and it being acknowledged that the Compensation Committee of the Parent Company has agreed that, subject to the Employee’s compliance in all material respects with the terms of this Agreement, it will:

3.2.1
subject to the other terms of the Employee’s Option Agreement dated 5 May 2009, exercise its discretion under Section 3.2(d) of that agreement to determine that the Option (as defined in that agreement) over Earned Performance Shares (as defined in that agreement) that have not vested and become exercisable at the Termination Date shall become exercisable; and

3.2.2
subject to the other terms of the Employee’s Option Agreement dated 6 May 2008 (as amended on 21 October 2008), exercise its discretion under Section 3.2(c) of that agreement to determine that the Option (as defined in that agreement) over Earned Performance Shares (as defined in that agreement) that have not vested and become exercisable at the Termination Date shall become exercisable, it being acknowledged and agreed that, as a condition of the Employee’s grants under the option and restricted stock unit schemes, the Employee agreed to account for any secondary National Insurance contributions arising in the exercise of such options and/or entitlements.

3.3
Subject to and conditional upon the Employee’s compliance with the terms of this Agreement, the Company shall pay to the Employee an unrestricted cash sum for his 2011 Annual Incentive Payment of £885,000 on or around 31 March 2012 and the Company shall also exercise its discretion in respect of the Employee’s 2010 Annual Incentive Payment to treat the Employee as retiring and, therefore, not to require repayment of any pro rata portion of the Employee’s 2010 Annual Incentive Payment.

3.4
The Employee shall submit his expenses claims prepared in the usual way before the Termination Date and the Company shall reimburse the Employee for any such expenses properly incurred prior to the Termination Date in the usual way.  Any expenditure incurred by the Employee on his Company credit card or otherwise incurred by the Employee for which the Company or any Group Company is otherwise liable and, in each case, which was not properly incurred by him on the Group’s business or for which he cannot produce appropriate receipts will be deducted from the Employee’s salary payments and/or from any of the payments due to the Employee including (but not limited to) the payments referred to in clauses 3.1 and 3.3.

3.5	The Company shall reimburse any reasonable expenses incurred by the Employee after the Termination Date as a consequence of complying with his obligations under clause 5.6, provided that such expenses are approved in advance by the Company and provided that the Employee provides such evidence of such expenses as the Company may reasonably require

3.6
The Company shall discharge the Employee’s legal costs incurred wholly in connection with his claim against the Company arising out of the termination of his employment in the total amount of £15,000 plus VAT by means of a payment directly to the employee’s solicitors, Bird and Bird LLP within 28 days of the day on which the Company’s solicitors receive the Adviser’s Certificate.

3.7
The Company will maintain in force on a continuing basis for six years from the Termination Date directors and officers liability insurance providing the Employee with not less than the level of cover maintained in force for the other directors of the Company in order to protect the Employee from claims in respect of the period during which the Employee was a director of any of the Group Companies.

4	TAX

4.1
The payments and/or benefits in clauses 3.1, 3.2 and/or 3.3 shall be subject to any tax, National Insurance contributions and/or other deductions and/or withholdings that the Group is obliged by law to pay or deduct.  However, the Employee hereby agrees to be responsible for the payment of any further tax, National Insurance contributions and other statutory deductions as required by law (whether the same are payable in the United Kingdom or elsewhere) in respect of all and any part of the payments in clauses 3.1, 3.2 and/or 3.3 and to indemnify each and every Group Company (and to keep each and every Group Company indemnified on a continuing basis) against all liabilities to taxation, National Insurance contributions or statutory deductions including any interest, fines, penalties, surcharges, costs and expenses (the “Excess Tax”) which they may incur in respect of all and any part of the payments and/or benefits in clauses 3.1, 3.2 and/or 3.3 save:

4.1.1
to the extent that any such interest, fines, penalties, surcharges, costs or expenses arises out of the failure of the Company or any other Group Company to respond promptly to any relevant tax authority demand for allegedly unpaid tax and/or other statutory deductions or arise out of its or their failure to account to any relevant tax authority for deductions which have been made by them; and/or

4.1.2
that this clause 4.1 shall not confer any right on any Group Company to recover secondary class 1 or class 1A National Insurance contributions to the extent that recovery of the same are prohibited by law.

4.2
Before making any further payment of tax, Excess Tax or other statutory deductions in relation to payments and/or benefits in clauses 3.1, 3.2 and/or 3.3, the Company will inform the Employee as soon as reasonably possible of the body claiming that the payment is due, provide the Employee with all documentation relating to the claim as soon as is reasonably practicable, consult with the Employee regarding any response to such claim and providing it does not mean that the payment is made out of time give the Employee (or his advisers) an opportunity to write to the relevant body disputing the claim.

5	EMPLOYEE’S FURTHER OBLIGATIONS

5.1	The Employee acknowledges that notwithstanding the termination of his employment with the Company on the Termination Date, the provisions contained in:

5.1.1
the Employment Contract concerning confidentiality, the post-termination restrictive covenants set out in the paragraph in the Employment Contract entitled “Other Obligations” and intellectual property rights; and

5.1.2
any restrictions which are stated to apply after the termination of the Employee’s employment with the Group and which are set out in any share option, bonus, long-term incentive, other equity-based incentive or profit sharing scheme operated by the Company or any Group Company in which the Employee has participated, shall in each case continue to apply after the Termination Date subject to and in accordance with their terms.

5.2	The Employee shall prior to the Termination Date, or on such earlier date as the Company may specify, return to the Company:

5.2.1	all Confidential Information and Copies;

5.2.2	all property belonging to the Company and/or any Group Company including (but not limited to) any, computer, laptop, mobile phone, security pass, keys; and

5.2.3
all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by him during his employment with the Company or relating to the business or affairs of the Company or any Group Company or their business contacts, in the Employee’s possession or under his control to an officer or employee of the Group as specified by the Board.

5.3
The Employee shall, on to the Termination Date, or on such earlier date as the Company may specify, and in consultation with an officer or employee of the Group as specified by the Board delete irretrievably and/or transfer any information relating to the business of the Company or any Group Company that he has stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the premises of the Company or any Group Company.

5.4
The Employee shall, if requested to do so by the Board, provide a signed statement that he has complied fully with his obligations under clauses 5.2 and 5.3 and shall provide the Board with such reasonable evidence of compliance as the Board may request.

5.5	The Employee warrants and represents to the Company that:

5.5.1	so far as he is aware, he has not at any time done or failed to do anything which amounts or amounted to; and

5.5.2	there are no circumstances of which he is aware or ought reasonably to be aware which amount to,

a repudiatory breach of any express or implied term of his employment which would (or would have) entitled the Company to terminate his employment without notice or payment in lieu of notice.

5.6
In addition to the provisions of clause 2.2, the Employee agrees to make himself reasonably available to, and to cooperate with, the Group and/or its advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings at any time up to and after the Termination Date.  The Employee acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Group.

5.7
The Employee acknowledges that, save as provided in this Agreement, he is not entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan, other equity-based incentive scheme or profit sharing scheme operated by the Company or any Group Company in which he may have participated.

5.8
If the Employee commits a material breach of any provision of this Agreement or pursues a claim against the Company or any Group Company arising out of his employment or its termination in breach of the terms of this Agreement or breaches any of his obligations under clause 5.9, notwithstanding the other provisions of this Agreement and without prejudice to any other remedies the Company and/or relevant Group Company may have, the Employee acknowledges and agrees that the Company shall be under no further obligation under clauses 3.1, 3.2 and/or 3.3 and that, in that event, the Company shall be released from any continuing obligations under this Agreement.

notwithstanding the other provisions of this Agreement and without prejudice to any other remedies the Company and/or relevant Group Company may have, the Employee acknowledges and agrees that the Company shall be under no further obligation under clauses 3.1, 3.2 and/or 3.3 and that, in that event, the Company shall be released from any continuing obligations under this Agreement.

5.9
The Employee will not submit any grievances to the Group in relation to his employment or its termination or otherwise and the Employee confirms that he has not and will not make a subject access request to the Company and/or any Group Company and/or any of its or their directors, officers and/or employees and that he has not and will not make any claims or complaints about the Company and/or any Group Company and/or any of its or their directors, officers and/or employees under the Data Protection Act 1998.  The Employee further relinquishes and agrees not to pursue either any grievance which may have been raised by him and/or any subject access request outstanding as at the date of this Agreement and/or any claims or complaints about the Company and/or any Group Company and/or any of its or their directors, officers and/or employees and that all such grievances and/or requests and/or claims or complaints shall be deemed to have been withdrawn by the Employee as at the date of this Agreement.

6	WAIVER OF CLAIMS

6.1
The Employee agrees that the terms of this Agreement are offered by the Group without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action that the Employee has or may have against the Company or any Group Company or its officers or employees arising out of his employment with the Company or its termination, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in the contemplation at the date of this Agreement in any jurisdiction and including but not limited to the claims specified in Part A of Schedule 1 and Part B of Schedule 1 (each of which are hereby intimated and waived) but excluding:

6.1.1	any personal injury claims of which the Employee is not aware at the date of this Agreement and could not reasonably be expected to be aware;

6.1.2	any claim in respect of accrued pension rights; and

6.1.3	any claim for payments and/or benefits due to him under this Agreement and/or to enforce the terms of this Agreement.

6.2	The Employee warrants that:

6.2.1
before entering into this Agreement he received independent advice from the Adviser as to the terms and effect of this Agreement and, in particular, on its effect on his ability to pursue any complaint before an employment tribunal or other court;

6.2.2
the Adviser has confirmed to the Employee that he/she is a solicitor of the Senior Courts of England and Wales who holds a current practising certificate and that his/her firm has a policy of insurance in force covering the risk of a claim by the Employee in respect of any loss arising in consequence of his advice;

6.2.3	the Adviser shall sign and deliver to the Company a letter in the form attached as Schedule 2 to this Agreement;

6.2.4
before receiving the advice in relation to the claims he has against the Company and any Group Company relating to his employment with the Company or its termination, he disclosed to the Adviser all facts or circumstances of which he was aware that may give rise to a claim against the Company or any Group Company or its officers or employees and that he is not aware of any other facts or circumstances that may give rise to any claim against the Company or any Group Company or its officers or employees other than those claims specified in clause 6.1 and Schedule 1;

6.2.5
the only claims that he has or may have against the Company or any Group Company or their officers or employees (whether at the time of entering into this Agreement or in the future) relating to his employment with the Company or its termination are specified in clause 6.1 and Schedule 1; and

6.2.6	he is not aware of any personal injury claim or claim in respect of accrued pension rights that he has or may have against any Group Company.

The Employee acknowledges that the Company acted in reliance on these warranties when entering into this Agreement.

6.3
The Employee acknowledges that the conditions relating to compromise agreements under contained in section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 147 of the Equality Act 2010, section 72(4A) of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, paragraph 2 of schedule 3A of the Disability Discrimination Act 1995, section 203(3) of the Employment Rights Act 1996, regulations 35(2) and 35(3) of the Working Time Regulations 1998, paragraph 2(2) of schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, paragraph 2(2) of schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, section 49(4) National Minimum Wage Act 1998, section 14 Employment Relations Act 1999; Regulation 41(4) of the Transnational Consultation and Information of Employees Regulations 1999, Regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Regulation 52 of the European Public Limited-Liability Company Regulations 2004, Regulation 18 of the Transfer of Undertakings (Protection of Employment) Regulations 2006, and paragraph 2(2) of schedule 5 of the Employment Equality (Age) Regulations 2006 have been satisfied.

6.4
The waiver in clause 6.1 shall have effect irrespective of whether or not, at the date of this Agreement, the Employee is or could be aware of such claims or have such claims in his express contemplation (including such claims of which the Employee becomes aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity).

6.5
The Employee agrees that, except for the payments and benefits provided for in clauses 3.1, 3.2 and 3.3 and subject to the waiver in clause 6.1 and the provisions of clause 2.4 of this Agreement, he shall not be eligible for any further payment from the Company or from any Group Company relating to his employment or its termination and without limitation to the generality of the foregoing, he expressly waives any right or claim that he has or may have to payment of bonuses, any benefit or award programme or grant of equity interest, or to any other benefit, payment or award he may have received had his employment not terminated.

7	CONFIDENTIALITY AND ANNOUNCEMENTS

7.1
The Employee acknowledges that, as a result of his employment with the Company, he has had access to Confidential Information.  Without prejudice to his common law duties and any other contractual duties and in consideration of the non-financial obligations of the Company set out in this Agreement, the Employee shall not (except as authorised or required by law or as authorised by the Company or Board) at any time after the Termination Date:

7.1.1	use any Confidential Information; or

7.1.2	make or use any Copies; or

7.1.3	disclose any Confidential Information to any person, company or other organisation whatsoever,

provided that the restriction in this clause 7.1 shall not apply to any Confidential Information which is in the public domain other than through the Employees unauthorised disclosure.

7.2
The Employee shall not, and the Company shall use its reasonable endeavours to ensure that its directors shall not, make any adverse or derogatory comment about the Employee or (as the case may be) the Group and its directors, officers and/or employees or do anything which shall, or may, bring the Group, its directors, officers and/or employees, or the Employee into disrepute.

7.3
Nothing in this clause 7 shall prevent the Employee from disclosing information which he is entitled to disclose under the sections 43A and 43B of the Employment Rights Act 1996, provided that the disclosure is made in accordance with the provisions of that Act and the Employee has complied with the Company’s policy (if any) from time to time in force regarding such disclosures.

7.4
The Employee and the Company agree that an external announcement in substantially the same form as that contained in Schedule 6 shall be made in accordance with the market disclosure obligations applicable to the Company and/or any Group Company and the Employee shall and the Company shall use its reasonable endeavours to ensure that any comments made to the media are in a manner consistent with Schedule 6.

8	SUBJECT TO CONTRACT AND WITHOUT PREJUDICE

Notwithstanding that this Agreement is marked “without prejudice and subject to contract”, it will, when dated and signed by all parties and accompanied by the duly executed Adviser’s Certificate in Schedule 2 become and open and binding agreement.

9	ENTIRE AGREEMENT AND PREVIOUS CONTRACTS

9.1
Each party on behalf of itself and (in the case of the Company, as agent for any Group Companies) acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:

9.1.1
this Agreement together with any documents referred to in it constitutes the entire agreement and understanding between the Employee and the Company and any Group Company and supersedes any previous agreement between them relating to his employment by the Company (which shall be deemed to have been terminated by mutual consent);

9.1.2	in entering into this Agreement neither he nor the Company nor any Group Company has relied on any Pre-Contractual Statement; and

9.1.3
the only remedy available to it for breach of this Agreement shall be for breach of contract under the terms of this Agreement and it shall have no right of action against any other party in respect of any Pre-Contractual Statement.

9.2	Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud.

10	VARIATION

No variation of this Agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the parties.

11	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

12	THIRD PARTY RIGHTS

No person or company (other than any Group Company and any directors, officers and/or employees of any Group Company) shall have any rights under the Contracts (Rights of Third Parties) Act 1999.  The terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this Agreement may be rescinded (in each case), without the consent of any third party.

13	GOVERNING LAW AND JURISDICTION

13.1	This Agreement shall be governed by and construed in accordance with the law of England and Wales.

13.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

SCHEDULE 1

CLAIMS

Part A

1	Any claim for wrongful dismissal or any other claim for breach of contract;

2	any claim for a statutory redundancy payment pursuant to section 135 of the Employment Rights Act 1996;

3	any claim for unfair dismissal under Part X of the Employment Rights Act 1996

4
any claim arising out of a contravention or an alleged contravention of Part II of the Employment Rights Act 1996 (protection of wages including any claim for unlawful deduction from wages pursuant to section 13 Employment Rights Act 1996 and Guarantee Payments pursuant to section 28 Employment Rights Act 1996);

5	any claim in relation to the right for written statement of reasons for dismissal pursuant to section 92 of the Employment Rights Act 1996;

Part B

6
any claim pursuant to section 2 of the Equal Pay Act 1970 and/or sections 120 and 127 of the Equality Act 2010 arising from any act or omission relating to sex equality described in sections 64 – 68 of the Equality Act 2010;

7	any claim under or related to the Statutory Maternity Pay (General) Regulations 1986;

8	any claim in relation to the right of an itemised pay statement pursuant to section 8 of the Employment Rights Act 1996;

9	any claim in relation to Sunday working for shop and betting workers pursuant to Part IV of the Employment Rights Act 1996;

10	any claim in relation to protection from suffering detriment in employment pursuant to Part V of the Employment Rights Act 1996;

11	any claim in relation to exercising the right to time off work pursuant to Part VI of the Employment Rights Act 1996;

12	any claim in relation to suspension from work pursuant to Part VII of the Employment Rights Act 1996;

13	any claim in relation to the right to take parental leave pursuant to the Employment Rights Act 1996;

14	any claim in relation to the right to request contract variation for flexible working pursuant to section 80 of the Employment Rights Act 1996;

15
any claim arising out of a contravention or alleged contravention of the Trade Union and Labour Relations (Consolidation) Act 1992 as specified in section 18(1)(b) of the Employment Tribunals Act 1996 (excluding a claim for non-compliance of section 188);

16
any claim pursuant to section 63 of the Sex Discrimination Act 1975 (discrimination, harassment and victimisation on the grounds of sex, marital status, gender re-assignment or civil partnership status);

17	any claim pursuant to section 54 of the Race Relations Act 1976 (discrimination, harassment and victimisation on the grounds of colour, race, nationality or ethnic or national origin);

18
any claim pursuant to sections 4A, 17A, or 25(8) of the Disability Discrimination Act 1995 and/or section 120 of the Equality Act 2010 arising from any act or omission described at sections 15, 20 and 21 (discrimination or harassment on grounds of disability);

19	any claim under the articles in schedule 1 of the Human Rights Act 1998;

20	any claim pursuant to Regulation 30 Working Time Regulations 1998 (working time or holiday pay);

21	any claim under the National Minimum Wage Act 1998 (as specified in section 18(1)(dd) of the Employment Tribunals Act 1996;

22	any claim under section 11 of the Employment Relations Act 1999;

23	any claim pursuant to Regulation 27 and Regulation 32 of the Transnational Information and Consultation of Employees Regulations 1999;

24	any claim under or related to the Maternity and Parental Leave etc Regulations 1999;

25	any claim pursuant to Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (discrimination on the grounds of part time status);

26	any claim pursuant to the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (discrimination on the grounds of fixed term status);

27	any claim pursuant to Regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003 (discrimination, harassment on grounds of sexual orientation);

28	any claim pursuant to Regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003 (discrimination and harassment on grounds of religion or belief);

29	any claim under the Employment Act (Dispute Resolution) Regulations 2004;

30	any claim pursuant to Regulation 29 or Regulation 33 of the Information and Consultation of Employees Regulations 2004;

31	any claim under section 47B of the Employment Rights Act 1996;

32	any claim pursuant to Regulation 36 of the Employment Equality (Age) Regulations 2006;

33
any claim in relation to failure to elect appropriate representatives or inform or consult or any entitlement to compensation under the Transfer of Undertaking (Protection of Employment) Regulations 2006;

34	any claim under any provision of directly applicable European Law;

35	any claim in respect of harassment under section 3 of the Protection from Harassment Act 1997;

36
any claim pursuant to section 120 of the Equality Act 2010 arising from any act of direct discrimination as described at section 13 of the Equality Act 2010 because of a protected characteristic listed at section 4 of the Equality Act 2010;

37	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of combined discrimination as described at section 14 of the Equality Act 2010;

38	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of indirect discrimination as described at section 19 of the Equality Act 2010;

39	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of harassment as described at section 26 of the Equality Act 2010;

40	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of victimisation as described at section 27 of the Equality Act 2010; and

41	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of discrimination as described at sections 16, 17 and 18 of the Equality Act 2010.

SCHEDULE 2

ADVISER’S CERTIFICATE

[ON HEADED NOTEPAPER OF BIRD & BIRD LLP]

Strictly Private & Confidential – Addressee Only	20 December 2011

For the attention of the board of directors of
Willis Limited and Willis Group Holdings plc
℅ Ivor Gwilliams
Weil Gotshal and Manges LLP
110 Fetter Lane
London EC4A 1AY

Dear Sirs

I am writing in connection with the agreement between my client, Grahame John Millwater, Willis Limited (the “Company”) and Willis Group Holdings plc (the “Parent Company”) of 20 December 2011 (the “Agreement”) to confirm that:

1
I, Ian Hunter of Bird & Bird LLP, whose address is 15 Fetter Lane, London EC4A 1JP, am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate issued by the Solicitors Regulation Authority.

2	I have given Grahame John Millwater legal advice on the terms and effect of the Agreement and, in particular, its effect upon his ability to pursue his rights before an employment tribunal.

3	I gave the advice to Grahame John Millwater as a relevant independent adviser within the meaning of the acts and regulations referred to at clause 6.3 of the Agreement.

4
There is now in force (and was in force at the time I gave the advice referred to above), a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by in respect of loss arising in consequence of the advice I have given Grahame John Millwater.

5	Neither myself nor Bird & Bird LLP acted for the Company or the Parent Company in relation to the termination of the Employee’s employment with the Company or the Agreement.

Yours faithfully

/s/ Ian Hunter

Ian Hunter
Bird & Bird LLP

SCHEDULE 3

EMPLOYMENT CONTRACT

[See Exhibit No. 10.2 to Willis Group Holdings Limited’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007]

SCHEDULE 4

CONSULTANCY AGREEMENT

[See Exhibit No. 10.2]

SCHEDULE 5

SECOND COMPROMISE AGREEMENT

[See Exhibit No. 10.3]

SCHEDULE 6

EXTERNAL ANNOUNCEMENT

[See Exhibit No. 99.1]

IN WITNESS whereof this Agreement has been executed and delivered as a deed on the date first above written.

Signed as a deed by	)
WILLIS LIMITED	)
acting by Stephen Wood, a director	)	/s/ Stephen Wood
in the presence of:	)
Name of witness:		Philippa Lampe
Signature of witness:		/s/ Philippa Lampe
Address of witness:		[Illegible]
East Sheen
London [Illegible]
Occupation of witness:		Executive Assistant Global Corporate

Signed as a deed by	)
WILLIS GROUP HOLDINGS PLC	)
acting by Joe Plumeri, a director	)	/s/ Joe Plumeri
in the presence of:	)
Name of witness:		Celia R Brown
Signature of witness:		/s/ Celia R Brown
Address of witness:		Willis Group Ltd
200 Liberty St
New York, NY
Occupation of witness:		HR Director

Signed as a deed by	)
GRAHAME JOHN MILLWATER	)	/s/ Grahame John Millwater
in the presence of:	)
Name of witness:		David Samuels
Signature of witness:		/s/ David Samuels
Address of witness:		c/o Bird & Bird LLP
15 Fetter Lane
London [Illegible]
Occupation of witness:		Solicitor